IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

THIRD POINT OFFSHORE FUND, LTD.,                               )
                                                               )
                                    Plaintiff,                 )
                                                               )
                           v.                                  )
                                                               ) C.A. No. 1707-N
LIGAND PHARMACEUTICALS INCORPORATED,                           )
                                                               )
                                    Defendant.                 )
                                                               )

                       STIPULATED ORDER AND FINAL JUDGMENT
                       -----------------------------------

         The parties to this action hereby agree, subject to the approval of the Court, to the following Stipulated Order and Final Judgment in this action brought pursuant to 8 Del. C. ss. 211:

     1. Unless otherwise ordered by this Court, defendant Ligand
Pharmaceuticals, Incorporated ("Ligand" or the "Company") shall hold an annual meeting of stockholders (the "Stockholders' Meeting") on January 31, 2006. The record date for the Stockholders' Meeting shall be no earlier than December 5, 2005 and no later than December 15, 2005.

     2. The quorum for the Stockholders' Meeting shall be as set forth in Ligand's bylaws.

     3. Each party shall bear its own costs, fees and expenses.

     4. This action is hereby dismissed without prejudice, but this Court shall retain jurisdiction pending the holding and completion of the Stockholders' Meeting and to ensure compliance with the provisions of this Stipulated Order and Final Judgment, to hear and determine any other matters relating to the Stockholders' Meeting, and to resolve any remaining issues regarding Ligand's pending Petition to Maintain Confidential Treatment of Documents Pursuant to Court of Chancery Rule 5(g).







/s/ William M. Lafferty                    /s/ Raymond J. DiCamillo
-----------------------------------        ---------------------------------
William M. Lafferty (#2755)                Raymond J. DiCamillo (#3188)
Morris, Nichols, Arsht & Tunnell           Michael R. Robinson (#4452)
1201 North Market Street                   Richards, Layton & Finger, P.A.
P.O. Box 1347                              One Rodney Square, 920 N. King Street
Wilmington, Delaware 19899                 Wilmington, Delaware  19801
(302) 658-9200                             (302) 651-7700
  Attorneys for Plaintiff                    Attorneys for Defendant

OF COUNSEL:                                OF COUNSEL:

Tariq Mundiya                              Laurie B. Smilan
WILLKIE FARR & GALLAGHER LLP               LATHAM & WATKINS LLP
The Equitable Center                       Two Freedom Square
787 Seventh Avenue                         11955 Freedom Drive
New York, NY  10019-6099                   Suite 500
(212) 728-8000                             Reston, VA  20190-5651
                                           (703) 456-1000


Dated:  November 11, 2005



SO ORDERED this ___ day of November, 2005.


--------------------------------------
         Vice Chancellor

Court:  DE Court of Chancery

Judge:  Strine, Leo E

File & Serve reviewed Transaction ID:  7416727

Current date:  11/14/2005

Case number:  1707-N

Case name:  PARTIAL CONF ORDER Third Point Offshore Fund Ltd vs Ligand
            Pharmaceuticals Inc.

This is the final judgment in this case. The court's retention of jurisdiction does not obviate the need for a complaining party to file a new complaint in the event that the intervention of this court is sought. No further relief shall be sought in this civil action and any request for further relief shall be brought by a new complaint. IT IS SO ORDERED.

/s/  Judge Leo E Strine Jr